Exhibit 3.1
Company No.: 203047
AMENDED AND RESTATED on 29 September, 2010
THIRD AMENDED AND RESTATED MEMORANDUM
AND
THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF
TAL EDUCATION GROUP
Incorporated on the 10th day of January, 2008
IN THE CAYMAN ISLANDS

THE COMPANIES LAW (2010 Revision)
Company Limited by Shares
THIRD AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF
TAL EDUCATION GROUP
1.	The name of the Company is TAL Education Group.

2.	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:
(a)	(i)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.
(ii)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.
(b)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(c)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(d)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organize any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(e)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(f)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.
In the interpretation of this Memorandum of Association in general and of this Article 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.	Except as prohibited or limited by the Companies Law (2010 Revision), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid provided that the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	The share capital of the Company is US$1,000,000.00 divided into (i) 500,000,000 Class A Common Shares of par value US$0.001 each, (ii) 495,000,000 of Class B Common Shares of par value US$0.001 each, and (iii) 5,000,000 Series A Preferred Shares of par value US$0.001 each, with power for the Company insofar as is permitted by applicable law and the Articles of Association (including without limitation Schedule A thereto), to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2010 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained provided always that, notwithstanding any provision to the contrary contained in this Memorandum of Association, the Company shall have no power to issue bearer shares, warrants, coupons or certificates.

7.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (2010 Revision) and, subject to the provisions of the Companies Law (2010 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW (2010 Revision)
Company Limited by Shares
AMENDED AND RESTATED on 29 September 2010
THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF
TAL EDUCATION GROUP
1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith.

“Additional Transfer Notice”	has the meaning ascribed to it in Clause 9.1(c)(i) of Schedule A.

“Affiliate”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person;

“Articles” or “Articles of Association”	means the articles of association of the Company as originally framed or as from time to time altered by Special Resolution.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Board”	means the board directors for the time being of the Company.

“Business Day”	means a day (other than a Saturday or Sunday) on which licensed banks are open for general banking business in Hong Kong and the PRC.

“Chairman”	means the chairman of the Board of the Company.

“Class A Common Share”	means a Class A Common Share in the capital of the Company with a par value of US$0.001 per share.

“Class B Common Share”	means a Class B Common Share in the capital of the Company with a par value of US$0.001 per share.

“Closing”	means the closing of the Series A Preferred Share financing.

“Common Shareholders”	means the persons registered in the Company’s register of members as the holder of Common Shares, and the permitted transferees and assigns of any Common Shareholder.

“Common Shares”	means Class A Common Shares and Class B Common Shares collectively.

“Common Share Equivalents”	means warrants, options and rights exercisable for Common Shares and instruments convertible or exchangeable for Common Shares.

“Company”	means the above named Company.

“Conversion Price”	shall have the meaning set forth in Clause 7.3 of Schedule A.

“Co-Sale Participant”	shall have the meaning set forth in Clause 9.2(a) of the Schedule A.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors” or “Director”	means the directors or a director of the Company.

“Effective Conversion Price”	with respect to any Common Shares Equivalent at a given time, an amount equal to the quotient of (i) the sum of any consideration, if any, received by the Company with respect to the issuance of such Common shares Equivalent and the consideration receivable by the Company, if any, upon the exercise, exchange, or conversion of the Common Share Equivalent over (ii) the number of Common Shares issuable upon the exercise, conversion or exchange of the Common Share Equivalent.

“Equity Securities”	means any Common Shares or Common Share Equivalents.

“Exchange Act”	means United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Holder”	The holder of the Series A Preferred Shares as of 29 September 2010.

“Founders” and “Founder”	includes ZHANG Bangxin, CAO Yundong, LIU Yachao and BAI Yunfeng, each a “Founder”.

“Fully-Exercising Shareholder”	has the meaning as set forth in Clause 10.2 of Schedule A.

“Fully Participating Shareholder”	has the meaning as set forth in Clause 9.1(b) of Schedule A.

“Future Issuance Price”	has the meaning as set forth in Clause 7.3(v)(A) of the Schedule A.

“Group Entities”	means the Company, TAL Group Limited, TAL Education Technology (Beijing) Co., Ltd. , Beijing Xueersi Education Technology Co., Ltd. , Beijing Xueersi Network Technology Co., Ltd. and their Subsidiaries (including the schools and company branches under the direct and indirect control of the above Companies), each a “Group Entity”.

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC.

“IPO”	means an initial public offering by the Company of its Common Shares on a public stock exchange of the United States that has been registered under the Securities Act, or in a similar public offering of Common Shares in a jurisdiction and on a recognized securities exchange outside of the United States, provided such an initial public offering in terms of price, offering proceeds and regulatory approval is reasonably equivalent to the aforesaid public offering in the United States.

“Issuance Notice”	has the meaning as set forth in Clause 10.1 of the Schedule A.

“Liquidation Event”	has the meaning as set forth in Clause 2.1 of Schedule A.

“Member”	shall bear the meaning as ascribed to it in the Statute.

“Memorandum of Association”	means the memorandum of association of the Company as originally framed or as from time to time altered by Special Resolution.

“month”	means calendar month.

“New Securities”	means any Equity Securities of the Company; provided that the term “New Securities” does not include (i) securities issued upon conversion of the Preferred Shares; (ii) securities issued to employees, professional consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board; (iii) securities issued in a Qualified Public Offering; (iv) securities issued in connection with any stock split, stock dividend or re-capitalization of the Company; and (v) securities issued upon the exercise of that certain set forth in Section 6.6 of the Purchase Agreement;

“Non-Selling Shareholders” or “Non-Selling Shareholder”	has the meaning ascribed to it under Clause 9.1(a) of Schedule A.

“Observer”	has the meaning ascribed to it in Article 97 of these Articles.

“Original Issue Price”	means US$1.00 for each Series A Preferred Share, or the aggregate amount of issue price based on such price per share.

“Over-allotment Notice”	has the meaning ascribed to it in Clause 9.1(b)(vi) of Schedule A.

“Over-allotment Shares”	has the meaning ascribed to it in Clause 9.1(b)(vi) of Schedule A.

“paid-up”	means paid-up and/or credited as paid-up.

“Participating Shareholders”	has the meaning ascribed to it in Clause 9.1(b)(vi) of Schedule A.

“Person”	means any individual, person corporate, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or enterprise or entity.

“PRC”	means the People’s Republic of China.

“Purchase Agreement”	means the agreement entered into by and among the Company, the Sellers, the Founders, Tiger and other parties thereto dated August 12, 2009, setting forth the sale and purchase of certain number of Common Shares by Tiger from the Sellers.

“Qualified Public Offering” or “Qualified IPO”	means an initial public offering by the Company of its Common Shares on a public stock exchange of the United States that has been registered under the Securities Act, with the net proceeds to the Company of at least US$50,000,000 (excluding the underwriting discounts, selling commissions and expenses) and an implied market capitalization of the Company of at least US$300,000,000 or in a similar public offering of Common Shares in a jurisdiction and on a recognized securities exchange outside of the United States, provided such an initial public offering in terms of price, offering proceeds and regulatory approval is reasonably equivalent to the aforesaid public offering in the United States.

“registered office”	means the registered office for the time being of the Company.

“Remaining Shares”	has the meaning ascribed to it in Clause 9.1(c) of the Schedule A.

“Restructuring”	has the meaning ascribed to it in Clause 4 of Schedule A.

“RMB”:	means the lawful currency of the People’s Republic of China.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Securities Act”	means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

“Sellers” or “Seller”	Includes BRIGHT UNISON LIMITED, CENTRAL GLORY INVESTMENTS LIMITED, PERFECT WISDOM INTERNATIONAL LIMITED and EXCELLENT NEW LIMITED, each a “Seller”;

“Selling Shareholders” or “Selling Shareholders”	has the meaning ascribed to it in Clause 11.1 of the Schedule A.

“Series A Director”	has the meaning ascribed to it in Clause 64(c) of Schedule A.

“Series A Financing”	means the series A round of financing of the Company.

“Series A Preferred Shares”	means the Company’s voting Series A Preferred Shares, with par value of US$0.001 each with the rights and privileges as set forth herein and in the Series A Share Purchase Agreement.

“Series A Preferred Shareholders”	means the persons registered in the Company’s register of members as the holders of Series A Preferred Shares, and the permitted transferees and assigns of any Series A Preferred Shareholder.

“Shares” or “Share”	means any class of shares in the share capital of the Company, includes a fraction of a share.

“Shareholder”	means a holder of Shares from time to time or its lawful successor.

“Special Resolution”	has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Shareholders’ Agreement”	means the agreement entered into among the Company, TAL Group Limited, TAL Education Technology (Beijing) Co., Ltd. , Beijing Xueersi Education Technology Co., Ltd. , Beijing Xueersi Network Technology Co., Ltd. , Series A Preferred Shareholders, Tiger Global Five China Holdings and certain other parties thereto dated August 12, 2009, to regulate certain matters among the Shareholders and certain affairs of the Company.

“Series A Share Purchase Agreement”	means the Series A Preferred Share Purchase Agreement executed by and among the Company, the Series A Preferred Shareholder, and certain other parties thereto.

“Shares Offered by Shareholder”	has the meaning ascribed to it in Clause 9.1(a) of the Schedule A.

“Subsidiary(ies)” or “subsidiary”	means as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person: (1) more than 50% of whose shares or other interests entitled to vote in the election of directors or (2) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with US GAAP (or other standard acceptable to the Series A Preferred Shareholders and Tiger), or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Group Entities.

“Tiger”	means Tiger Global Five China Holdings, a company organized under the laws of Mauritius, and its Affiliates or any of its (or their) successor(s).

“Transfer”	has the meaning ascribed to it in Clause 9.1(a) of the Schedule A.

“Transfer Notice”	has the meaning ascribed to it in Clause 9.1(a) of the Schedule A.

“Transferor”	has the meaning ascribed to it in Clause 9.1(a) of the Schedule A.

“US”	means the lawful currency of the United States of America.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

“Written Consent”	means a written resolution executed by the relevant number of Shareholders or Directors, as the case may be, in lieu of a shareholders’ meeting or a board meeting.
Words importing the singular number only include the plural number and vice versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons only include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.	Subject to the provisions, if any, in that behalf in the Memorandum of Association and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, provided always that, notwithstanding any provision to the contrary contained in these Articles of Association, the Company shall be precluded from issuing bearer shares, warrants, coupons or certificates.

7.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9.	The Directors may in their absolute discretion decline to register any transfer of shares without assigning any reason therefor. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

10.	The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than 45 days in any year.

COMMON SHARE CONVERSION

11.	Each Class B Common Share is convertible into one (1) Class A Common Share at any time by the holder thereof. Class A Common Shares are not convertible into Class B Common Shares or Series A Preferred Shares under any circumstances. A conversion of Class B Common Shares to Class A Common Shares shall be effected by way of compulsory repurchase by the Company of the relevant Class B Common Shares for a redemption price equal to the original issue price for each Class B Common Share and the issue of Class A Common Shares for a subscription price equal to the redemption price for the equal number of Class B Common Shares.

If at any time the Founders, Tiger and the Existing Holder and their Affiliates collectively own less than 5% of the total number of the issued and outstanding Class B Common Shares of the Company (taking into account all of the issued and outstanding preferred shares on an as-converted basis), each issued and outstanding Class B Common Share shall be automatically and immediately converted into one share of Class A Common Share, and no Class B Common Shares shall be issued by the Company thereafter.

Subject to the Statute and notwithstanding any other provisions of these Articles, upon any transfer of Class B Common Shares by a holder thereof to any person or entity which is not an Affiliate of such holder, such Class B Common Shares shall be automatically and immediately converted into an equal number of Class A Common Shares.

REDEEMABLE SHARES

12.	(a)	Subject to the provisions of the Statute and the Memorandum of Association, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.
(b)	Subject to the provisions of the Statute and the Memorandum of Association, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorized by the Company in general meeting and may make payment therefore in any manner by the Statute, including out of capital.
VARIATION OF RIGHTS OF SHARES

13.	If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

14.	Subject to Schedule A, the rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

15.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

16.	No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

17.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

18.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

19.	To give effect to any such sale the Directors may authorize some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

20.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES
21.	(a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.
(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.
22.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

23.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

24.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.
25.	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.
(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.
FORFEITURE OF SHARES

26.	(a)	If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

	(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

	(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.
27.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

28.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favor of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

29.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

30.	The Company shall be entitled to charge a fee not exceeding one dollar (US$l.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

31.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only person duly authorized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.
32.	(a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.
(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.
33.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, CHANGE OF LOCATION OF REGISTERED OFFICE & ALTERATION OF CAPITAL

34.	(a)	Subject to and in so far as permitted by the provisions of the Statute, the Company may from time to time by ordinary resolution alter or amend its Memorandum of Association otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:
(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine.

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value;

(iv)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.
(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d)	Without prejudice to Article 11 of these Articles and subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.
CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

35.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case 40 days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

36.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

37.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING
38.	(a)	Subject to paragraph (c) hereof, the Company shall within one year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the principal executive offices of the Company on the second Wednesday in December of each year at ten o’clock in the morning.
(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Statute it may but shall not be obliged to hold an annual general meeting.
39.	(a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.
(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Directors do not within 21 days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said 21 days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.
NOTICE OF GENERAL MEETINGS

40.	At least a ten (10) Business Day notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 38 of these Articles have been complied with, be deemed to have been duly convened if it is so agreed:
(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by holders of not less than the minimum number of Shares required to approve the actions submitted to the Members for approval at such meeting, or their proxies.
41.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

42.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; a meeting of the Shareholders is duly constituted if, at the commencement of and throughout the meeting, there are present in person or by proxy: (a) the Series A Preferred Shareholder; and (b) the holders of Common Shares holding not less than an aggregate of 75% of all Common Shares in issue. A person shall be deemed to be present at a general meeting if he participates by telephone or other electronic means and all persons participating in the meeting are able to hear each other.

43.	The adoption of any resolution of the General Meeting shall require the affirmative votes of or prior written consent of the holders holding an aggregate of no less than 50% of all outstanding shares of the Company. A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

44.	The Chairman, if any, of the Board shall preside as Chairman at every general meeting of the Company, or if he shall not be present within three hours without due course or without authorizing any other Director to preside as Chairman at the general meeting after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

45.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within three hours after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

46.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

47.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

48.	Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s minute book containing the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

49.	The demand for a poll may be withdrawn.

50.	Except as provided in Article 51 of these Articles, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

51.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

52.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

53.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, (i) on a show of hands, each Member of record present in person or by proxy at a general meeting shall have one vote, and (ii) on a poll, each Class A Common Share shall entitle its holder who is a Member of record present in person or by proxy at a general meeting to one vote and each Class B Common Share shall entitle its holder who is a Member of record present in person or by proxy at a general meeting to ten (10) votes.

54.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

55.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

56.	No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

57.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

58.	On a poll or on a show of hands votes may be given either personally or by proxy.

PROXIES

59.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointer or of his attorney duly authorized in writing, or, if the appointer is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

60.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointer that the instrument of proxy duly signed is in the course of transmission to the Company.

61.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

62.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

63.	Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

64.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

65.	The Board of the Company shall consist of up to five (5) Directors, whose nomination and election shall be as follows:
(a)	The holders of majority (voting pursuant to Section 5 hereof) of Common Shares (excluding Common Shares held by Tiger and KTB CHINA OPTIMUM FUND, if any), shall be entitled to, by written notice to the Company, nominate and elect one (1) Director to the Board, initially to be ZHANG Bangxin, and shall also be entitled to remove any such Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any such Director occupying such position;

(b)	Tiger, a holder of Common Shares, shall be entitled to, by written notice to the Company, nominate and elect one (1) Director to the Board, initially to be CHEN Xiaohong, and shall also be entitled to remove any such Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any such Director occupying such position.

(c)	The Series A Preferred Shareholder shall be entitled to, by written notice to the Company, nominate and elect one (1) Director to the Board, initially to be YEH Aieming Amy (“Series A Director”), and shall also be entitled to remove any such Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any such Director occupying such position.

(d)	Any Shareholder may nominate a Director to fill the remaining two (2) directors; provided that the election of such Director(s) shall be subject to the approval of all of the Shareholders voting together as a single class on an as-converted basis.
The chairman of the Board (“Chairman of the Board”) shall be elected by the Board with majority votes.
66.	Directors shall serve without any remuneration, but all reasonable costs (including travel expenses) incurred by the Directors in the performance of their duties as members of the entire Board shall be borne by the Company.

67.	The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

68.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

69.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

70.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

71.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

72.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid, provided however, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

73.	A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 71 of the Articles and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

74.	Subject to the exception contained in Article 80 of these Articles, a Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointer, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointer, any other act or thing which his appointer is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointer, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointer ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

75.	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting, provided however, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

76.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

77.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

78.	The Directors shall cause minutes to be made in books provided for the purpose:
(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.
79.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

80.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT
81.	(a)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.
(b)	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid my be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

(e)	A Compensation Committee of the Board shall be established to implement salary and equity guidelines for the Company, as well as approve compensation packages, severance agreements, employment’s stock options plan and employment agreements for all senior management of the Company. The Series A Preferred Shareholders shall be entitled to elect one member of the Compensation Committee and no resolution of the Compensation Committee shall be passed without the affirmative vote of written consent of such Member.

MANAGING DIRECTORS

82.	The Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of managing director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to termination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or managing director.

83.	The Directors may entrust to and confer upon a managing director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

84.	Regular meetings of the Board shall be convened by the Chairman of the Board at least once every six (6) month. Not less than five (5) Business Days’ prior written notice of any meeting of the Board shall be given to all Directors with the following materials: (i) a written notice of the meeting; (ii) a meeting agenda for the meeting; and (iii) documents needed to be reported and distributed to the Directors; provided, however, that such notice period may be waived if approved by all of the Directors in writing; and for this purpose, the presence of a director at a meeting shall be deemed to constitute a waiver on his part in respect of such meeting. The location of each meeting of the Board shall be decided by the Chairman of the Board or if such is not available as agreed to by a majority of the Directors. The minutes of all Board meetings shall be kept on file by the Company.

85.	Except as otherwise provided by these Articles, the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. At any Board meeting, each Director may exercise one (1) vote. The adoption of any resolution of the Board shall require the affirmative votes of at least three (3) Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointer be present at such meeting. By notice and copy to all Directors, resolutions may be adopted by Written Consent executed by all Directors. In case of an equality of votes, the Chairman shall have a second or casting vote.

86.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least five (5) Business Days notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and provided further if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be. The provisions of Article 40 of these Articles shall apply mutatis mutandis with respect to notices of meetings of Directors.

87.	A meeting of the Board is duly constituted if there are present at least three (3) Directors including one director appointed by ZHANG Bangxin, one (1) Director appointed by the Series A Preferred Shareholders and one (1) Director appointed by Tiger. A Director and his appointed alternate Director being considered only one person for this purpose. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present. If within three (3) hours from the time appointed for the meeting a quorum is not present without due cause, the meeting shall stand adjourned to the same day after two weeks at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within three (3) hours from the time appointed for the meeting the Directors present shall be a quorum.

88.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

89.	The Directors may elect a Chairman of their Board with majority votes and determine the period for which he is to hold office; the Chairman of the Board shall preside as Chairman at every Board meeting of the Company, but if at any meeting the Chairman is not present within three(3) hours without due course or without authorizing any other Director to preside as Chairman at the meeting after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

90.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board (including Alternate Directors in the absence of their appointers) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

91.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have a second or casting vote.

92.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

93.	Members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of telephone conference, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting at the same time pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointer) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.
94.	(a)	A Director may be represented at any meetings of the Board by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.
(b)	The provisions of Articles 58 to 61 shall mutatis mutandis apply to the appointment of proxies by Directors.
VACATION OF OFFICE OF DIRECTOR

95.	The office of a Director shall be vacated:
(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind.
APPOINTMENT AND REMOVAL OF DIRECTORS

96.	Subject to any requirements of applicable law, a Director may be removed from the Board, with or without cause, upon the written notice given by the Shareholder which nominated such Director.

97.	In the event any Director resigns, becomes incapacitated, dies, is removed in accordance with Article 95 of these Articles or otherwise ceases to be a Director, the Shareholder which nominated such Director shall be entitled to appoint his replacement.

98.	The Series A Preferred Shareholders shall be entitled to appoint a representative (“Observer”) to attend all meetings of the Board, in a non-voting observer capacity; provided, however, that the Observer shall agree to hold in confidence and to act in a fiduciary manner with respect to all information so obtained in the meetings of the Board; and, provided further, that the Company reserves the right to withhold any information and to exclude the Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, result in disclosure of trade secrets, or a conflict of interest, or if such shareholder or its representative is a competitor of the Company.

PRESUMPTION OF ASSENT

99.	A Director of the Company who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL
100.	(a)	The Company may, if the Directors so determine, have a seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the secretary or secretary-treasurer or some person appointed by the Directors for the purpose.
(b)	The Company may have for use in any place or places outside the Cayman Islands a duplicate seal or seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the registrar of companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

101.	The Company may have a President, a Secretary or secretary-treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

102.	Subject to the Statute, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefore.

103.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

104.	No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the share premium account or as otherwise permitted by the Statute.

105.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

106.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

107.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

108.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

109.	No dividend or distribution shall bear interest against the Company.

CAPITALISATION

110.	The Company may upon the recommendation of the Directors by ordinary resolution authorizing the Director to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Director may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

111.	The Directors shall cause proper books of account to be kept with respect to:
(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.
Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

112.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statue or authorized by the Directors or by the Company in general meeting.

113.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

114.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

115.	The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under these Articles may be fixed by the Directors.

116.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

117.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

118.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.
119.	(a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of 60 hours after the letter containing the same is posted as aforesaid.
(b)	Where a notice is sent by cable, telex, telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization and to have been effected on the day the same is sent as aforesaid.
120.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

121.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

122.	Notice of every general meeting shall be given in any manner hereinbefore authorized to:
(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and
No other person shall be entitled to receive notices of general meetings.

WINDING UP

123.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

124.	If the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

INDEMNITY

125.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default respectively and no such

Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, Officer or trustee.

FINANCIAL YEAR

126.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on the last day of February in each year and, following the year of incorporation, shall begin on March 1st in each year.

AMENDMENTS OF ARTICLES

127.	Subject to the Statute, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part, provided that no alteration or change shall be made to any of the rights, preferences, privileges or restrictions of the Series A Preferred Shares without the consent of the holders of a majority of the Series A Preferred Shares.

TRANSFER BY WAY OF CONTINUATION

128.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

SCHEDULE A
The holders of Series A Preferred Shares and Common Shares shall, in addition to any other rights conferred on them under these Memorandum of Association and Articles of Association have the rights set out in this Schedule A, which forms part of the Articles of Association of the Company. In the event of any inconsistency between the provisions set out herein and other provisions of the Memorandum of Association and the Articles of Association, the provisions set out herein shall prevail to the extent permitted by applicable laws.
1.	Dividend Right.
1.1.	Subject to Articles 101 to 108 of these Articles, and further subject to the circumstances prevailing at the relevant time including, in particular, the working capital requirements of the Company and the unanimous approval of the Board, the Company may distribute dividend in accordance with the Articles in respect of each financial year out of such of its profits as are then lawfully available for distribution.

1.2.	The dividend shall be distributed when, as and if declared by the Board among the then outstanding Common Shareholders and Series A Preferred Shareholders pro rata and on an as-if-converted basis in accordance with the amounts paid up on their respective Shares. For the avoidance of doubt, dividends shall be non-cumulative such that dividends shall only accrue and be payable when, as and if declared by the Board in its sole discretion.
2.	Liquidation Right.

2.1	Liquidation Event. The following events shall be treated as a liquidation, dissolution or winding up (each, a “Liquidation Event”) unless waived by the holders of at least fifty-one percent (51%) of the then outstanding Series A Preferred Shares, voting together as a single class on an as-if-converted basis:
(i)	any consolidation or merger of the Company with or into any Person, or any other corporate reorganization, including a sale or acquisition of equity securities of the Company, in which the Shareholders of the Company immediately before such transaction own less than 50% of the Company’s voting power immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Company’s domicile);

(ii)	a sale of all or substantially all of the assets of the Company; or

(iii)	any termination, liquidation, dissolution or winding up of the Company;
and upon any such event, any proceeds generated therefrom to which the Shareholders of the Company shall be entitled to shall be distributed in accordance with the terms of Clause 2.2 of Schedule A.
2.2	Liquidation Preferences. Upon any Liquidation Event, whether voluntary or involuntary, unless any Preferred Shareholder has agreed otherwise in advance and in writing on the definitive liquidation plan of the Company:
(i)	Before any distribution or payment shall be made to the holders of any Common Shares, the holder of Series A Preferred Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the Original Issue Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus any declared but unpaid dividends with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series A Preferred Share then held by such holder. All
SCHEDULE A

arrears or accruals of dividends as declared by the Board due to the Series A Preferred Shareholders are in priority to the holders of all other shares.

(ii)	After distribution or payment in full of the amount distributable or payable on the Series A Preferred Shares pursuant to Clause 2.2(i) of Schedule A, the remaining assets of the Company available for distribution to Shareholders shall be distributed ratably among the then holders of outstanding Common Shares and holders of Series A Preferred Shares on an as-if-converted basis.
3.	Voting Rights. Each Existing Holder or its Affiliate shall be entitled to exercise the number of votes which such holder would have been entitled to exercise as if all the Series A Preferred Shares held by such holder had been converted into Class B Common Shares immediately before the holding of the general meeting at the Conversion Price then in effect; and each holder of Preferred Shares which is not an Existing Holder or its Affiliate is entitled to exercise the number of votes which such holder would have been entitled to exercise as if all the Series A Preferred Shares held by such holder had been converted into Class A Common Shares immediately before the holding of the general meeting at the Conversion Price then in effect. The holders of Series A Preferred Shares and Common Shares shall vote together and not as a separate class, except as otherwise required by the Articles or the Shareholders’ Agreement. Except as otherwise provided herein and subject to other voting requirements contained herein, the Company shall not carry out any of actions relating to the issues listed in Clause 4 and Clause 5 of Schedule A below, and no affirmative shareholders’ resolution shall be adopted to approve or carry out the same, except with the affirmative votes or prior written consent of the holders holding an aggregate of no less than 50% of all outstanding shares of the Company.

4.	Veto Rights of Series A Preferred Shareholder/Series A Director. Subject to Clause 5 below, so long as there are any Series A Preferred Shares outstanding, the Company shall not take, and shall procure that each Group Entity does not take, whether in one transaction or through a series of transactions, or whether by amending the Articles or otherwise, any of the following actions without (i) the prior written consent of the holders of majority of the outstanding Series A Preferred Shares; or (ii) the prior consent of the Board, including the affirmative consent of the Series A Director, and in the context of such matters set forth in this Clause 4 which are by applicable laws required to be determined by the shareholders of the Company, the approval of the holders of at least a majority of the then outstanding Series A Preferred Shares shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote of the holders of at least a majority of the then outstanding Series A Preferred Shares or by way of written resolution signed by all the holders of the outstanding Series A Preferred Shares:
(i)	dissolve or liquidate any Group Entity (other than as a result of the restructuring of the Company’s Subsidiaries pursuant to a restructuring plan prior to the IPO that approved by the Board (the “Restructuring”);

(ii)	amend any of the charter/constitutional documents of any Group Entity or any of its Subsidiaries that may affect the rights, preferences or privileges of the Series A Preferred Shareholder;

(iii)	make changes in the capital structure of any Group Entity or any of its Subsidiaries, including the creation or issuance of additional securities or securities convertible or exchangeable into equity of the Company (other than as a result of the Restructuring and/or a new round financing of the Company, as long as the pre-money valuation of the Company in the new round financing reaches either (x) within 12 months following Closing is at least 1.3 times of the post-money valuation of the Company in the Series A Financing on a fully diluted basis or (y) after 12 months following Closing is at least 1.5 times of the post-money valuation of the Company in the Series A Financing on a fully diluted
SCHEDULE A

basis, and in any case of (x) or (y), the rights of the Series A Preferred Shareholders shall rank at least pari passu with, and shall not be inferior to, the rights of the new round investor(s).);

(iv)	make or result in mergers, amalgamations, investments, acquisitions, joint ventures and dispositions involving any Group Entity (other than as a result of the Restructuring);

(v)	repurchase or redeem any shares, provided, however, that this restriction shall not apply to the repurchase of shares from employees, officers, directors, consultants or other persons performing services for the Group Entity or any of its Subsidiaries pursuant to agreements under which the Group Entity has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service;

(vi)	make material changes to the scope, nature and/or activities of the business of any Group Entity and its Subsidiaries;

(vii)	approve or amend any annual operating and capital budgets and annual business plan of any Group Entity;

(viii)	make changes in the number of members of the board of any Group Entity or its Subsidiaries where there is Director nominated by the Series A preferred shareholders sitting in such board;

(ix)	adopt any new employee stock option plan and formation of the compensation committee; and transactions with a related party; or

(x)	make any dividend or distributions on shares of any Group Entity.
5.	Veto Rights of Tiger. In addition to Clause 4 above, the Company shall not take, and shall procure that each Group Entity does not take, whether in one transaction or through a series of transactions, or whether by amending the Articles or otherwise, the following actions without the prior written consent of Tiger, and in the context of such matters set forth in this Clause 5 which are by applicable laws required to be determined by the shareholders of the Company, the approval of Tiger shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote of Tiger or by way of written resolution signed by Tiger:
(a)	actions as listed in Section 4(v) of this Schedule A, provided that (i) Series A Preferred Shareholders’ exercise of its redemption rights in accordance with Clause 8 of this Agreement, or (ii) the Company’s exercise of its right of first refusal in accordance with Clause 9.1 of this Agreement shall not be subject to the veto rights of Tiger set out herein;

(b)	enter into, or obligate itself to enter into, any related party transaction with an Affiliate of the Company or any Subsidiary of the Company or any employee, officer, director, administrator or shareholder of the Company or any Subsidiary of the Company or any member of such person’s immediate family, or any corporation, partnership or other entity in which such person or family member is an officer, director, administrator or partner, or in which such person or family member has ownership or economic interests or otherwise controls such entity; or

(c)	alter or change, either by means of amending the Group Entity’s constitutional documents or otherwise, the rights, preferences or privileges of Tiger;
SCHEDULE A

6.	Matters Requiring Series A Preferred Shareholders Presence and Vote. So long as there are any Series A Preferred Shares outstanding, in addition to any other vote or consent required elsewhere in these Articles or by any applicable statute, matters listed below shall be discussed in the general meeting with the presence of the Series A Preferred Shareholder:
(i)	incurrence of any debt, guarantees or liens in excess of RMB5,000,000 in the aggregate (excluding any extension, renewal or refinancing of debt, guarantees or liens outstanding at the Closing (as defined in the Series A Share Purchase Agreement) on comparable or better terms);

(ii)	appoint and/or reappoint a corporate auditor or changes in the accounting principles of the Group Entity;

(iii)	assignment and/or transfer by any Seller of the Equity Securities of the Company and/or transfer by any Founder of the shares of the Sellers;

(iv)	appoint and/or reappoint the chief executive officer or the chief financial officer of the Company; or

(v)	any capital expenditures in excess of RMB1 million outside of budget approved by the Board.
7.	Conversion Rights. The Series A Preferred Shareholders shall have the following rights described below with respect to the conversion of the Series A Preferred Shares into Common Shares: The number of Common Shares to which the Series A Preferred Shareholders shall be entitled upon conversion of any Series A Preferred Share shall be the quotient of the Original Issue Price over the Conversion Price. For the avoidance of doubt, the initial conversion ratio for Series A Preferred Shares to Common Shares shall be 1:1, subject to adjustments of the Conversion Price as set forth in Clause 7.3 of Schedule A below.

7.1	Optional Conversion.
(i)	Subject to and in compliance with the provisions of this Clause 7.1 of Schedule A, (a) any Series A Preferred Shares held by the Existing Holder or its Affiliates may, at the option of such holder, be converted at any time into fully-paid and non-assessable Class A or Class B Common Shares, and (b) any Series A Preferred Shares held by a holder other than the Existing Holder or its Affiliates may, at the option of such holder, be converted at any time into fully-paid and non-assessable Class A Common Shares only, pursuant to Clause 7.1(ii) of Schedule A below. Upon such conversion, all preference rights attached to such Series A Preferred Share shall be automatically terminated.

(ii)	The Series A Preferred Shareholder who desires to convert such Series A Preferred Shares into any class of Common Shares shall surrender the certificate therefore, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Shares, and shall give written notice to the Company at such office that the Holder has elected to convert such Shares. Such notice shall state the number of Series A Preferred Shares being converted, and the class of Common Shares into which such Preferred Shares shall be converted, if applicable. Thereupon, the Company shall promptly issue and deliver to the Holder at such office a certificate for the number of the applicable class of Common Shares to which such Holder is entitled and shall promptly pay (i) in cash, any declared and unpaid dividends on the Series A Preferred Shares being converted and (ii) in cash, the value of any fractional Common Shares to which the Series A Preferred Shareholder would otherwise be entitled.
SCHEDULE A

Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Series A Preferred Shares to be converted, and the person entitled to receive the applicable class of Common Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Common Shares on such date.
7.2	Automatic Conversion.
(i)	Without any action being required by the holder of such Series A Preferred Shares and whether or not the certificates representing such Series A Preferred Shares are surrendered to the Company or its transfer agent, (a) each Series A Preferred Share held by the Existing Holder or its Affiliates shall automatically be converted into Class B Common Shares and (b) each Series A Preferred Share held by a holder other than the Existing Holder or its Affiliates shall automatically be converted into Class A Common Shares, based on the then-effective Conversion Price, immediately upon the closing of a Qualified Public Offering.

(ii)	The Company shall not be obligated to issue certificates for any Common Shares issuable upon the automatic conversion of any Series A Preferred Shares unless the certificate evidencing such Series A Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Series A Preferred Shares, or the Series A Preferred Shareholder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificate for Series A Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the Series A Preferred Shareholder thereof a certificate or certificates for the number of Common Shares to which such Series A Preferred Shareholder is entitled and shall promptly pay (i) in cash, any declared and unpaid dividends on the Series A Preferred Shares being converted and (ii) in cash, the value of any fractional Common Shares to which the Series A Preferred Shareholder would otherwise be entitled. Any person entitled to receive Common Shares issuable upon the automatic conversion of the Series A Preferred Shares shall be treated for all purposes as the record holder of such Common Shares on the date of such conversion.
7.3	Conversion Price.

The Conversion Price for the Series A Preferred Shares (“Conversion Price”) shall initially equal to the Original Issue Price and shall be adjusted from time to time as provided below:
(i)	Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Common Shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)	Adjustment for Common Share Dividends and Distributions. If the Company at any time, or from time to time, makes (or fixes a record date for the
SCHEDULE A

determination of holders of Common Shares entitled to receive) a dividend or other distribution to the holders of Common Shares payable in Common Shares, in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution.
(iii)	Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Common Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Common Shares or Common Shares Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Series A Preferred Share thereafter, the Series A Preferred Shareholders thereof shall receive, in addition to the number of Common Shares issuable thereon, the amount of securities of the Company which the Series A Preferred Shareholder would have received had the Series A Preferred Share been converted into Common Shares immediately prior to such event, all subject to further adjustment as provided herein.

(iv)	Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Common Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or reorganized with or into another Person (other than a consolidation, merger or reorganization treated in Clause 7.3.1 of Schedule A), then in any such event, provision shall be made so that, upon conversion of any Series A Preferred Share thereafter, the Series A Preferred Shareholder thereof shall receive the kind and amount of shares and other securities and property which the Series A Preferred Shareholder of such share would have received had the Series A Preferred Share been converted into Common Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(v)	Sale of Shares below the Conversion Price.
A.	Adjustment of Series A Conversion Price Upon Issuance of Additional Equity Securities. If at any time, or from time to time, the Company shall issue or sell New Securitas (other than (i) as a subdivision or combination of Common Shares provided for in Clause 7.3(i) of Schedule A above, (ii) as a dividend or other distribution provided for in Clause 5.3(ii) of Schedule A above, (iii) the issuance of Shares under any stock option plan, (iv) the conversion of Preferred Shares into Common Shares, or (v) the issuance of New Securities in a Qualified Public Offering) for a consideration of price per share (the “Future Issuance Price”) less than the Series A Conversion Price, then, and in each such case, the Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to equal such Future Issuance Price.

B.	Determination of Consideration. For the purpose of making any adjustment
SCHEDULE A

in the Conversion Price or number of Common Shares issuable upon conversion of the Series A Preferred Shares, as provided above:
(a)	To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any expenses payable directly or indirectly by the Company and any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(b)	To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof, as determined in good faith by the Board as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(c)	If New Securities or Common Share Equivalents exercisable, convertible or exchangeable for New Securities are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the New Securities or Common Share Equivalents shall be computed as that portion of the consideration received which is reasonably determined in good faith by the Board to be allocable to such New Securities or Common Share Equivalents.

C.	No Exercise. If all of the rights to exercise, convert or exchange any Common Share Equivalents shall expire without any of such rights having been exercised, the Series A Conversion Price as adjusted upon the issuance of such Common Share Equivalents shall be readjusted to the Series A Conversion Price which would have been in effect had no adjustment been made.
(vi)	Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered Series A Preferred Shareholder at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Conversion Price in effect after such adjustment or readjustment, and (iv) the number of Common Shares and the type and amount, if any, of other property which would be received upon conversion of the Series A Preferred Shares after such adjustment or readjustment.

(vii)	Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to the Conversion Price or the number or character of the Series A Preferred Shares as set forth herein, the Company shall give notice to the Series A Preferred Shareholder, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice)
SCHEDULE A

on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action of deliverable upon the conversion of Series A Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.
(viii)	Fractional Shares. No fractional Common Shares shall be issued upon conversion of any Series A Preferred Share. All Common Shares (including fractions thereof) issuable upon conversion of more than one Series A Preferred Share by the Series A Preferred Shareholder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of any fractional share, the Company shall round this fractional share up to 1 Share.

(ix)	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but un-issued Common Shares, solely for the purpose of effecting the conversion of the Series A Preferred Shares. Such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares. If at any time the number of authorized but un-issued Common Shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but un-issued Common Shares to such number of Shares as shall be sufficient for such purpose.

(x)	Notices. Any notice required by the provisions of this Clause 7.4 of Schedule A hall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to the Series A Preferred Shareholder of record at the address of the Series A Preferred Shareholder appearing on the books of the Company.

(xi)	Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Common Shares upon conversion of Series A Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issuance and delivery of Common Shares in a name other than that in which the Series A Preferred Shares so converted were registered.
8.	Redemption Rights.
SCHEDULE A

8.1	Redemption Right. Subject to the terms and conditions of this Agreement and to the extent permitted by applicable laws, at any time and from time to time after December 31, 2011, at the written request for redemption (made on one or more occasions) by the Series A Preferred Shareholder then outstanding, concurrently with surrender by such holder of certificates representing its Series A Preferred Shares, the Company shall redeem all the Series A Preferred Shares as may be requested by such holder.

8.2	Redemption Price. The redemption price per Share at which such redemption shall be made by the Company for the number of Preferred Shares as requested to be redeemed shall be one hundred and eighty percent (180%) of the Original Issue Price. The Company shall pay such amount on each of the Series A Preferred Shares to be redeemed on the redemption date specified in the request of such Preferred Shareholder.

8.3	Unredeemed Shares. If on the date of redemption, the number of Series A Preferred Shares that may then be legally redeemed by the Company is less than the number of Series A Preferred Shares to be redeemed, then any unredeemed preferred shares will be carried forward and redeemed as soon as the Company is legally able to do so. If the Company does not have sufficient cash legally available to redeem all of the Series A Preferred Shares required to be redeemed, the remainder of the unredeemed Series A Preferred Shares will be paid in the form of a one-year note to the Series A Preferred Shareholder bearing an interest of 25% for Series A Preferred Shares.

9.	RIGHT OF FIRST REFUSAL, CO-SALE.

9.1	Right of First Refusal
(a)	Transfer Notice from Shareholders. If at any time a Common Shareholder or a Series A Preferred Shareholder (a “Transferor”) proposes to transfer Equity Securities to one or more third parties pursuant to an understanding with such third parties (the “Transfer”), then, the Transferor shall give each of the other non-selling Shareholders (the “Non-Selling Shareholders”) and the Company written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), provided, however, that the Transferor shall only give such Transfer Notice to each of the Common Shareholders if the Transferor is a Series A Preferred Shareholder which shall include (i) a description of the Equity Securities to be transferred (“Shares Offered by Shareholder”), (ii) the identity of the prospective transferee; and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall be evidence that the Transferor has received a firm offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b)	Non-Selling Shareholders’ Rights of First Refusal.
(i)	The Non-Selling Shareholders shall have an option for a period of thirty (30) days from its receipt of the Transfer Notice to elect to purchase its respective pro rata shares of the Shares Offered by Shareholder at the same price and subject to the same material terms and conditions as described in the Transfer Notice, provided, however that the Sellers shall have such option provided herein for a period of fifteen (15) days.

(ii)	The Non-Selling Shareholders may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share of the Shares Offered by Shareholder, by notifying Transferor in writing, before expiration of the
SCHEDULE A

applicable period as provided above as to the number of shares which it wishes to purchase.

(iii)	The Non-Selling Shareholder’s pro rata share of the Shares Offered by Shareholder shall be a fraction, of which the numerator shall be the number of Equity Securities owned by such Non-Selling Shareholder on the date of the Transfer Notice, and the denominator shall be the total number of Equity Securities held by all the Non-Selling Shareholders on the date of the Transfer Notice.

(iv)	Each of the Non-Selling Shareholders shall be entitled to apportion its pro rata share of the Shares Offered by Shareholder among its partners and Affiliates, provided that such Non-Selling Shareholder notifies the Transferor of such allocation.

(v)	If any of the Non-Selling Shareholder gives the Transferor notice that it desires to purchase its pro rata share of the Shares Offered by Shareholder (the “Participating Shareholder”), then payment for the Shares Offered by Shareholder shall be by check or wire transfer, against delivery of the Shares Offered by Shareholder to be purchased at a place agreed by the parties and at the time of the scheduled closing therefor, which shall be no later than the latest of (i) thirty (30) business days after the Non-Selling Shareholder’s receipt of the Transfer Notice, (ii) the closing date contemplated in the Transfer Notice, and (iii) the date on which the value of the purchase price is established pursuant to Clauses 9.1(d) of Schedule A.

(vi)	In the event any Non-Selling Shareholder elects not to purchase its full pro rata share of the Shares Offered by Shareholder available pursuant to its option under Clause 9.1(b) of Schedule A within the time period set forth therein, then the Transferor shall promptly, but in any event within five (5) days, give written notice (the “Over-allotment Notice”) to each Participating Shareholder that has elected to purchase all of its pro rata share of the Shares Offered by Shareholder (each a “Fully Participating Shareholder”), which notice shall set forth the number of the Shares Offered by Shareholder not purchased by the other Non-Selling Shareholders (the “Over-allotment Shares”), and shall offer the Fully Participating Shareholders the right to acquire the Over-allotment Shares. Each Fully Participating Shareholder shall have five (5) days after receipt of the Over-allotment Notice to deliver a written notice to the Transferor of its election to purchase its pro rata share of the Over-allotment Shares on the same terms and conditions as set forth in the Transfer Notice and indicating the maximum number of the Over-allotment Shares that it will purchase in the event that any other Fully Participating Shareholder elects not to purchase its pro rata share of the Over-allotment Shares. For purposes of this Clause 9.1(b) of Schedule A, each Fully Participating Shareholder’s pro rata share of the Over-allotment Shares shall be a fraction, of which the numerator shall be the number of Equity Securities owned by such Fully Participating Shareholder on the date of the Transfer Notice, and the denominator shall be the total number of Equity Securities held by all the Fully Participating Shareholder on the date of the Transfer Notice.

(vii)	If the Non-Selling Shareholders fail to purchase any or all of the Shares Offered by Shareholder by exercising the option granted in this Clause 9.1(b) of Schedule A within the period provided, the remaining Shares Offered by Shareholder shall be subject to the options granted to the Company pursuant to Clause 9.1(c) of Schedule A.
This Clause 9.1(b) shall be subject to Section 6.6 of the Purchase Agreement.
SCHEDULE A

(c)	The Company’s Right of Refusal.

Subject to the Non-Selling Shareholders’ option as set forth in Clause 9.1(b), if at any time the Transferor propose a Transfer, within five (5) days after the Non-Selling Shareholders have declined to purchase all, or a portion, of the Shares Offered by Shareholder or the Non-Selling Shareholders’ option to so purchase the Shares Offered by Shareholder has expired, the Transferor shall give the Company an additional transfer notice (“Additional Transfer Notice”) that shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Shares Offered by Shareholder that the Non-Selling Shareholders have declined to purchase (the “Remaining Shares”) and briefly describe the Company’s rights of refusal with respect to the proposed Transfer. The Company shall have an option for a period of ten (10) days from its receipt of the Additional Transfer Notice to elect to purchase the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice, subject to compliance with the Companies Law of the Cayman Islands. The Company may exercise such purchase option and purchase all or any portion of the Remaining Shares by notifying the Transferor in writing before expiration of such ten (10) day period as to the number of such shares that it wishes to purchase. If the Company gives the Transferor notice that it desires to purchase such shares, then payment for the Remaining Shares to be purchased shall be made by check or wire transfer, against delivery of the Remaining Shares to be purchased at a place agreed upon between the Company and the Transferor and at the time of the scheduled closing therefor, which shall be no later than the latest of (i) thirty (30) business days after the Company’s receipt of the Additional Transfer Notice, (ii) the closing date contemplated in the Additional Transfer Notice, and (iii) the date on which the value of the purchase price is established pursuant to Clause 9.1(d) of Schedule A.

(d)	Valuation of Property.
(i)	Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company or the Non-Selling Shareholder, as the case may be, shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property.

(ii)	If the Transferor and the Company (or the relevant Non-Selling Shareholder, as the case may be) fail to agree on such cash value within ten (10) days after the Company’s (or such Non-Selling Shareholder’) receipt of the Transfer Notice, the valuation shall be made by an appraiser of recognized standing selected by the Transferor and the Company (or the Non-Selling Shareholder, as the case may be) or, if they fail to agree on an appraiser within twenty (20) days after the receipt of the Transfer Notice, each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value.

(iii)	The cost of such appraisal shall be shared equally by the Transferor and the Company (or the relevant Non-Selling Shareholder(s), as the case may be, in which case, with the half of the cost to be borne pro rata by each of such Non-Selling Shareholders based on the number of shares to be purchased pursuant to this Clause 9 of Schedule A.

(iv)	If the closing time for the Company’s (or the Non-Selling Shareholder’s) purchase as provided in Clause 9.1(b) or (c) of Schedule A above has expired but for the determination of the value of the purchase price offered by the prospective transferee, such closing shall be held on or prior to the fifth
SCHEDULE A

business day after such valuation shall have been made pursuant to this sub-Section.
9.2	Right of Co-Sale.
(a)	To the extent the Company and the Non-Selling Shareholders do not exercise their respective rights of first refusal as to all of the Shares Offered by a Shareholder pursuant to Clause 9.1 of Schedule A, the Series A Preferred Shareholder and Tiger (each a “Co-Sale Participant”) which notifies the Transferor in writing within fifty (50) days after receipt of the Transfer Notice referred to in Clause 9.1(a) of Schedule A, shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice. Notwithstanding anything to the contrary provided herein, Tiger shall be entitled to the right of co-sale as endowed by this Clause 9.2 of Schedule A to the extent that the Transferor is any of the Founders and/or Sellers.

(b)	Number of Equity Securities for Co-sale.

Each Co-Sale Participant may elect to sell up to such number of Equity Securities equal to (on a fully converted basis) the product of (i) the aggregate number of Shares Offered by Shareholder covered by the Transfer Notice that have not been subscribed for pursuant to this Clause 9 of Schedule A; by (ii) a fraction, the numerator of which is the number of Equity Securities owned by such Co-Sale Participant on the date of the Transfer Notice and the denominator of which is the total number of Equity Securities owned by the Transferor and the Co-Sale Participants on the date of the Transfer Notice.

(c)	The Co-Sale Participant shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective transferee one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which the Co-Sale Participant elects to sell; provided, however that if the prospective transferee objects to the delivery of Equity Securities in lieu of Common Shares, the Co-Sale Participant shall convert such Equity Securities into Common Shares and deliver certificates corresponding to such Common Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(d)	The share certificate or certificates that a Co-Sale Participant delivers to the Transferor pursuant to Clause 9.2(c) of Schedule A shall be transferred to the prospective transferee in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale.

(e)	To the extent that any prospective transferee prohibits the participation of a Co-Sale Participant exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Co-Sale Participant exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective transferee any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase such shares or other securities from such Co-Sale Participant for the same consideration and on the same terms and conditions described in the Transfer Notice.
9.3	Non-exercise of Rights.

To the extent that the Company and the Non-Selling Shareholders have not exercised their rights to purchase the Shares Offered by Shareholder, the Remaining Shares or the Over-allotment Shares within the time periods specified in Clause 9.1 of Schedule A and the Series A Preferred Shareholder and Tiger have not exercised their rights to participate in the sale of the Equity
SCHEDULE A

Securities pursuant to and within the time periods specified in Clause 9.2 of Schedule A, the Transferor shall have a period of thirty (30) days from the expiration of such rights to sell the Shares Offered by Shareholder, the Remaining Shares or the Over-allotment Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice to the third party prospective transferee(s) identified in the Transfer Notice. In the event such Transferor does not consummate the sale or disposition of the Shares Offered by Shareholder, the Remaining Shares and the Over-allotment Shares within the applicable time period from the expiration of these rights, the Company’s first refusal rights and the Non-Selling Shareholders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Shares Offered by Shareholder or the Remaining Shares by the Transferor until such right lapses in accordance with the terms of these Articles. Furthermore, the exercise or non-exercise of the rights of the Non-Selling Shareholders under this Clause 9.3 of Schedule A shall not adversely affect their rights to make subsequent purchases or sales hereunder.
9.4	Limitation to and the Termination of the Rights of First Refusal and Co-Sale.
(a)	Notwithstanding the provisions of Clause 9.1, Clause 9.2, Clause 9.3 and Clause 9.4, a Transferor may sell or otherwise assign, with or without consideration, Shares to any spouse or member of such Transferor’s immediate family, or to a custodian, trustee, executor, or other fiduciary for the account of the Transferor’s spouse or members of the Transferor’s immediate family, or to a trust for the Transferors’ own self, or a charitable remainder trust, provided that each such transferee or assignee, prior to the completion of the sale, transfer, or assignment, shall have agreed in writing to be bound by provisions in these Articles.

(b)	The rights of first refusal and co-sale rights provided under this Clause 9 shall be terminated immediately prior to the closing of a Qualified Public Offering.
10.	PREEMPTIVE RIGHTS

10.1	Right of First Offer. Subject to the terms and conditions specified in this Clause 10.4 of Schedule A, each time the Company proposes to issue any New Securities, the Company shall first offer such New Securities to each Series A Preferred Shareholder and Tiger in a written notice (an “Issuance Notice”) setting forth (i) a description of the New Securities to be issued, including the rights and powers associated therewith, (ii) the number of such New Securities to be offered, and (iii) the price and terms upon which it proposes to offer the New Securities.

10.2	Exercise of Preemptive Rights. By written notification received by the Company within twenty-one (21) calendar days after delivery of the Issuance Notice to a Series A Preferred Shareholder and Tiger, such Series A Preferred Shareholder and Tiger may elect to purchase, at the price and on the terms specified in the Issuance Notice, up to such portion of the New Securities offered as equal to the proportion to the number of Common Shares (including shares of Common Shares issuable upon conversion, exchange or exercise of Common Shares Equivalents) then held by such Series A Preferred Shareholder or Tiger, as the case may be, bears to the total number of shares of Common Shares then outstanding (determined on a fully-diluted basis, assuming the exercise, conversion or exchange of any Common Shares Equivalents). The Company shall promptly, in writing, inform the Series A Preferred Shareholder and Tiger that elect to purchase all the New Securities available to it pursuant to this Clause 10.2 (a “Fully-Exercising Shareholder”) of any other Series A Preferred Shareholder’s or Tiger’s failure to do likewise. During the ten (10) day period commencing after such information is given, the Fully-Exercising Shareholder may elect to purchase a pro rata share of any New Securities unsubscribed by the Series A Preferred Shareholder or Tiger, pursuant to its rights hereunder, that is equal to the proportion that the number of Common Shares (including shares of Common Shares issuable upon conversion, exchange or exercise of Common Share Equivalents) then held by the Fully-Exercising Shareholder bears to the total number of Common Shares then
SCHEDULE A

outstanding (determined on a fully-diluted basis, assuming the exercise, conversion or exchange of any Common Shares Equivalents).
10.3	Issuance of Unsubscribed New Securities. Upon expiration of the period described in Clause 10.2, unsubscribed New Securities may be offered by the Company during the one hundred and twenty (120) day period thereafter to any person or persons at a price not less, and upon terms no more favourable to the offeree, than specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of the unsubscribed New Securities within such 120-day period, or if such agreement is not consummated within forty-five (45) days of the execution thereof, the preemptive rights of the Series A Preferred Shareholder and Tiger under this Clause 10.2 shall be deemed revived and such unsubscribed New Shares shall not be offered unless first re-offered to the Series A Preferred Shareholder and Tiger in accordance herewith.

10.4	Exempted Issuance. Notwithstanding anything to the contrary provided herein, the preemptive rights described in this Clause 10 of Schedule A shall not apply to (i) the issuance of Equity Securities for the exercise of option of follow-on investments by Tiger, (ii) the issuance of Equity Securities in a Qualified Public Offering, (iii) the issuance by the Company of Common Shares (or options therefor) to employees, officers, directors or consultants of the Company pursuant to a stock option plan or other share option plans or other stock incentive arrangements approved by the Board of the Company, (iv) the issuance of Equity Securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, as a result of which the shareholders of the Company immediately after such merger, sale or consolidation will not hold securities representing a majority of the voting power of the outstanding securities of the surviving or resulting entity, provided that such issuance has obtained required approvals and consents pursuant to Clause 10 hereof; (v) Common Shares issued in connection with any share split or stock dividend, reclassification or the like; or (vi) the issuance of Equity Securities pursuant to the conversion, exchange or exercise of any warrant, option, right, or convertible or exchangeable instrument.

10.5	Assignment. The rights of each of Series A Preferred Shareholder and Tiger under this Clause 10 shall only be assigned (i) to each other, (ii) to an Affiliate of such Series A Preferred Shareholder or Tiger (as the case may be) which acquires any of the Equity Securities thereof (provided that such Affiliate agrees in writing to be bound by the provisions hereof), or (ii) to an assignee or transferee who acquires all of the Equity Securities held by the Series A Preferred Shareholder or Tiger (as the case may be) (provided that such assignee or transferee agrees in writing to be bound by the provisions hereof). Tiger shall be entitled to apportion the right of first offer hereby granted it among itself and its members, partners and Affiliates in such proportions as it deems appropriate.

10.6	Granted Rights. Series A Preferred Shareholder shall be granted any preemptive rights and registration rights granted to any subsequent purchasers of the New Securities of the Company to the extent that such subsequent rights are superior to those granted rights hereof.

10.7	Termination. The rights of the Series A Preferred Shareholder, and the obligations of the Company, under this Clause 10 of Schedule A shall terminate immediately prior to the closing of a Qualified Public Offering.

11.	TAG ALONG RIGHTS

11.1	Tag Along Rights. Without prejudice to any right and privilege of Series A Preferred Shareholder and Tiger provided under Clause 9.2 of Schedule A, if at any time the majority of Sellers propose to, by the way of assignment or transfer, transfer Equity Securities or any Common Shareholder(s) proposes to transfer or assign Equity Securities representing 50% or more voting power in the Company to one or more third parties (“Selling Shareholders”, each a “Selling Shareholders”) pursuant to an understanding with such third parties in bona fide and good faith,
SCHEDULE A

and based on a pre-money valuation of the Company which is at least USD 250 million, such Selling Shareholder shall give each of the Series A Preferred Shareholders and Tiger the Company written notice of its intention to make the transfer, which shall include (i) a description of the Equity Securities to be transferred, (ii) the identity of the prospective transferee of the Common Shares, and (iii) the consideration and the material terms and conditions upon which such Common Shares are to be transferred or assigned, and attached with a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed transfer. The Transfer Notice shall be evidence that such Selling Shareholder has received a firm offer from the prospective transferee and in good faith believes that a binding agreement for the transfer is obtainable on the terms set forth in the notice.
11.2	Option to Transfer the Shares of the Remaining Shareholders. Upon the receipt of the written notice of the Selling Shareholder pursuant to Clause 11.1 above, Series A Preferred Shareholder and Tiger shall have the option to require their Shares of the Company to be sold to the transferee on the same terms and conditions as set forth in such written notice. To exercise the option, the Series A Preferred Shareholder and Tiger shall give the Selling Shareholders of the Company and the Company written notice to such effect. Upon the receipt of such notice, the Selling Shareholders shall have the obligation to sell the respective shares of the Series A Preferred Shareholder and Tiger on the same terms and conditions with the sale of the Common Shares of the Company.

11.3	Termination of the Rights of Tag Along Right. The right of tag along provided under this Clause 11 of Schedule A shall be terminated immediately prior to the closing of a Qualified Public Offering.

12.	INFORMATION AND INSPECTION RIGHTS

12.1	Delivery of Financial Statements. The Company shall deliver to each of the Series A Preferred Shareholders and Tiger:
(i)	within ninety (90) days after the end of each fiscal year of the Company, annual consolidated financial statements of the Company for such fiscal year, all prepared in accordance with US GAAP (or other standard acceptable to the Series A Preferred Shareholders and Tiger), and audited and certified by independent certified public accountants of recognized international standing and reputation selected by the Company and approved by the Board;

(ii)	within thirty (30) days of the end of each quarter, unaudited consolidated financial statements for such quarter for the Company; and

(iii)	at least forty (45) days prior to the end of each fiscal year, an annual consolidated budget for the succeeding fiscal year, including without limitation, for each month during such succeeding fiscal year projected balance sheets, income statements and statements of cash flows.
12.2	Financial Statements. For the purpose of this Clause 12.2 of Schedule A, the term “financial statements” shall be construed to include a balance sheet, statement of earnings, stockholders equity and cash flows for the applicable period, prepared in accordance with US GAAP (or other standard acceptable to the Series A Preferred Shareholders and Tiger) and compared against the Company’s annual operating plan and budget.

12.3	Inspection. The Company shall permit each of the Series A Preferred Shareholders and Tiger, as the same as any other Shareholders, to visit and inspect the properties and examine the books of account and records as deemed by the Series A Preferred Shareholders and/or Tiger to be material to the Company’s performance and outlook of the Company and discuss the affairs, finances and accounts of the Company with the directors, officers, employees, accountants, legal counsel and
SCHEDULE A

investment bankers of the Company, all at such reasonable times as notified by the Series A Preferred Shareholders and/or Tiger.
12.4	Termination of Information and Inspection Covenants. The covenants set forth in Clause 12.1, 12.2 and 12.3 of Schedule A shall terminate as to any Series A Preferred Shareholders and Tiger and be of no further force or effect upon the earlier of (i) immediately prior to the closing of a Qualified Public Offering, (ii) the date when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act (or comparable requirements under the laws of another jurisdiction), and (iii) such date as the Series A Preferred Shareholders do not hold any Series A Preferred Shares in the Company or Tiger does not hold any Common Shares in the Company (as the case may be).

12.5	Assignment. The rights of any Series A Preferred Shareholder and Tiger under this Clause 12.5 of Schedule A shall only be assigned (i) among themselves, (ii) to an Affiliate which acquires any of the Equity Securities thereof, or (iii) to an assignee or transferee who acquires any of the Equity Securities thereof .
SCHEDULE A